UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 10, 2010

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

 (Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

On December 10, 2010, Hawaiian Airlines, Inc. (“Borrower”), a wholly owned subsidiary of Hawaiian Holdings, Inc. (“Company”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”) and Wells Fargo Capital Finance, Inc., as arranger and administrative agent for the Lenders (the “Agent”), providing for a secured revolving credit facility in an amount of up to $75.0 million that is subject to a borrowing base formula based on eligible accounts, eligible aircraft, eligible spare engines and eligible ground equipment.  The Credit Agreement amends and restates in its entirety the Credit Agreement entered into as of June 5, 2005, among Borrower, Company, each of the lenders from time to time party thereto and Wells Fargo Foothill, Inc., as arranger and administrative agent for such lenders (as amended prior to the date of the Credit Agreement, the “Original Credit Agreement”).  The revolving credit facility has a sublimit for swing line loans and a sublimit providing for the issuance of letters of credit in a face amount up to $20.0 million. On December 10, 2010, $60.0 million of revolving loans under the Credit Agreement were made to Borrower, including $15.0 million for outstanding term loan obligations under the Original Credit Agreement that were converted into outstanding revolving loans, approximately $5.25 million for letters of credit issued under the Original Credit Agreement that continue to be outstanding under the Credit Agreement, and approximately $39.75 million in additional revolving loans, which were used together with cash on hand, to repay in full, prior to the scheduled maturity in 2011, outstanding obligations of approximately $59.08 million under that certain Credit Agreement, dated as of June 2, 2005 (the “Term Loan B Credit Agreement”), by and among Borrower, Company, each of the lenders party thereto and Canyon Capital Advisors LLC, as administrative agent for such lenders.

Revolving loans accrue interest at a per annum rate based on, at Borrower’s option:

•                  the base rate plus a margin ranging from 3.00% to 3.50% depending on Borrower’s average excess availability under the credit facility, and

•                  the LIBOR rate (based on 1, 2 or 3-month interest periods) plus a margin ranging from 4.00% to 4.50% depending on Borrower’s average excess availability under the credit facility.

The base rate is a rate equal to the highest of Wells Fargo, National Association’s prime rate, the federal funds rate plus a margin equal to 0.50%, and the LIBOR rate for a 1-month interest period plus 1.00%. Borrower is also obligated to pay other customary closing fees, arrangement fees, servicing fees, letter of credit fees and unused line fees for a credit facility of this size and type.

Revolving loans may be borrowed, repaid and reborrowed until December 10, 2014, at which time all amounts borrowed under the Credit Agreement must be repaid.  Accrued interest on the revolving loans will be paid monthly, or, with respect to revolving loans that are accruing interest based on the LIBOR rate, at the end of the applicable LIBOR interest rate period.  Borrower may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to minimum amounts in the case of commitment reductions.

On December 10, 2010, the Company entered into an Amended and Restated General Continuing Guaranty (the “Guaranty”) in favor of Agent, pursuant to which the Company guarantied all of the obligations of Borrower under the Credit Agreement.

On December 10, 2010, Borrower and the Company entered into an Amended and Restated Security Agreement (the “Security Agreement”) with Agent, pursuant to which such parties secured their respective obligations under the Credit Agreement and the Guaranty by a security interest on substantially all of their assets.  On December 10, 2010, Borrower entered into an Amended and Restated Engine and Spare Parts Security Agreement (the “Engine and Spare Parts Security Agreement”) and a Consolidated, Supplemented, Amended and Restated Aircraft Security Agreement (the “Aircraft Security Agreement”), with Agent pursuant to which, respectively, Borrower granted a security interest on certain engines and spare parts and owned aircraft and the engines associated with such aircraft to secure its obligations under the Credit Agreement.

Future domestic subsidiaries of Borrower and the Company will be required to guaranty Borrower’s obligations under the Credit Agreement and to secure such guaranty obligations by granting a security interest on substantially all of their assets.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Borrower’s and Company’s ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, prepay indebtedness, make investments, make acquisitions, enter into certain transactions with affiliates, in the case of Borrower, pay dividends or make distributions to the Company and repurchase stock, in each case subject to customary exceptions for a credit facility of this size and type.  The Credit Agreement also contains financial covenants that require Borrower and the Company to maintain a minimum fixed charge coverage ratio and a minimum liquidity covenant based on excess availability under the credit facility plus cash and cash equivalents.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, material judgment defaults, bankruptcy and insolvency defaults, cross defaults to material indebtedness, inaccuracy of representations and warranties, a failure to continue to be a certified air carrier, ERISA defaults, and a change of control default.  The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement, a requirement that the Company pay all of the obligations under the Guaranty, and a right by the Agent and Lenders to exercise remedies under the Security Agreement, the Engine and Spare Parts Security Agreement and the Aircraft Security Agreement.  At the election of the Lenders, a default interest rate shall apply on all obligations during an event of default, at a rate per annum equal to 2.00% above the applicable interest rate.

Wells Fargo Capital Finance, Inc., Agent under the Credit Agreement, is party to the Term Loan B Credit Agreement as a lender under such agreement.

The foregoing descriptions of the Credit Agreement, the Guaranty, the Security Agreement, the Engine and Spare Parts Security Agreement and the Aircraft Security Agreement are not complete and are qualified in their entirety by reference to the full text of such agreements which the Company intends to file with the Securities and Exchange Commission as exhibits to its next annual report on Form 10-K.

On December 13, 2010, the Company issued a press release announcing its new financing facility, which press release is furnished as an exhibit hereto.  The information in the press release shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings.

ITEM 1.02 Termination of a Material Definitive Agreement

In connection with the entry by Borrower into the Credit Agreement, on December 10, 2010, Borrower repaid in full its obligations under the Term Loan B Credit Agreement.  A description of the material terms of the Term Loan B Credit Agreement can be found under Item 1.01 in the Form 8-K filed by the Company on June 7, 2005, Part I, Items 1 and 2 in the Form 10-Q filed by the Company on August 15, 2005 and Item 1.01 in the Form 8-K filed by the Company on March 17, 2006, and such descriptions are incorporated herein by reference.  In connection with the repayment and termination of the Term Loan B Credit Agreement, Borrower paid to the lenders party to the Term Loan B Credit Agreement a fee in connection with repaying the loans prior to the noticed prepayment date in an amount equal to the interest that would otherwise have accrued through the noticed prepayment date.  Wells Fargo Capital Finance, Inc., Agent under the Credit Agreement, is party to the Term Loan B Credit Agreement as a lender under such agreement.

ITEM 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

ITEM 8.01 Other Events

Fourth Quarter Outlook

The Company has revised its expectations with respect to certain financial and operational metrics relative to those shared during its Third Quarter 2010 Earnings Release Conference call on October 19, 2010.  Specifically, the Company expects an improvement (reduction) in cost per available seat mile (“ASM”) excluding fuel compared to its previous expectations and has increased the expected range of its passenger revenue per ASM growth.  The table below summarizes the Company’s previous and revised guidance for the quarter ending December 31, 2010, each expressed as expected change compared to the results for the quarter ended December 31, 2009 (the results for which are presented for reference).

Item	Fourth Quarter 2009	Prior Guidance	Revised Guidance
Cost Per ASM Excluding Fuel (cents)	8.83	Down 1.0% to up 2.0%	Down 2.0% to Flat
Passenger Revenue Per ASM (cents)	10.95	Up 1.0% to 3.0%	Up 2.0% to 4.0%
ASMs (millions)	2,382.1	Up 9.5% to 11.5%	Up 10.5% to 11.5%

The Company is not providing guidance for the first quarter of 2011 at this time as it is too early to determine the results of the interplay between the major factors that influence the Company’s results. However, the Company notes that its 2011 results will be impacted by the price of fuel (currently higher than the price one year ago), the demand for a Hawaii vacation, the level of competition in the Company’s markets, the costs associated with the introduction of new international routes and new aircraft, and other factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

Expected Fourth Quarter Fuel Expense

For the quarter ending December 31, 2010, the Company expects its average GAAP fuel cost per gallon to be between $2.41 and $2.44.  GAAP fuel costs reflect the Company’s operating expenses for jet fuel purchases, including taxes, duties and delivery, but excludes the impact of the Company’s fuel hedging program.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the quarter ending December 31, 2010, the Company expects its economic fuel cost per gallon to be up to two cents higher than its GAAP fuel cost per gallon.

The Company’s fuel derivative contracts were not designated as hedges under ASC Topic 815, “Derivatives and hedging” (ASC 815) for hedge accounting treatment.  As a result, any changes in fair value of these derivative instruments are adjusted through other nonoperating (income) expense in the period of change.  As a result of changes in fuel prices between September 30, 2010 and November 30, 2010, the Company recorded nonoperating expenses of less than $0.1 million related to its fuel derivative contracts during the first two months of the fourth quarter.  The ultimate recognition of nonoperating expenses relating to the Company’s fuel derivative contracts for the quarter ending December 31, 2010 will be affected by changes in the price of fuel through the remainder of the period.

Safe Harbor Statement

The information herein contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance, including but not limited to statements regarding improvement in expected passenger revenue per available seat mile, reduction in cost per available seat mile excluding fuel, the number of available seat miles, factors that will impact the Company’s 2011 results, average GAAP fuel cost per gallon and economic fuel cost per gallon.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the Company’s actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, economic volatility; the price and availability of aviation fuel; competition in the transpacific, interisland and South Pacific/Australia/Asia markets; reduced demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; and the Company’s ability to implement its growth strategy and related cost reduction goals.  Any forward-looking statements herein are based upon information available to the Company on the date hereof. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any statements expressed or implied herein will not be realized.  Additional information on risk factors that could potentially affect the Company’s actual results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

ITEM 9.01   Financial Statements and Exhibits.

(d) Exhibits.

99.1                           Press Release dated December 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hawaiian Holdings, Inc.

Date: December 13, 2010	By:	/s/ Peter R. Ingram
Peter R. Ingram Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

99.1         Press Release dated December 13, 2010.